Exhibit 99.1

FOR IMMEDIATE RELEASE:  March 27, 2007

CONTACT:	Jacobs Entertainment, Inc.
Stephen R. Roark, President
303-215-5200 ext. 201

Jacobs Entertainment, Inc. Reports Fourth Quarter and
Year-End Results for 2006

GOLDEN, Colorado — Jacobs Entertainment, Inc. (“JEI”), an owner and operator of multiple gaming properties, today announced financial results for its fourth quarter and year ended December 31, 2006.

Net revenues for the fourth quarter of 2006 were $75.4 million compared to $71.6 million in the fourth quarter of the previous year.  Net loss for the fourth quarter of 2006 was $3.6 million compared to net income of $2.9 million in the same quarter of the previous year.  Adjusted EBITDA for the fourth quarter ended December 31, 2006 was $8.4 million compared to $13.5 million for the fourth quarter of the prior year.

Net revenues for the year ended December 31, 2006 were $312.3 million compared to $252 million for the year ended December 31, 2005.  Net loss for the year ended December 31, 2006 was $10.8 million compared to a net loss of $3.9 million for the previous year.  Adjusted EBITDA for the year ended December 31, 2006 was $46.9 million compared to $32.2 million for the prior year.

Jacobs Entertainment, Inc. will host a conference call to discuss its fourth quarter and year-end operating results.  The conference call will be held at 11:00 a.m. Eastern Time on Wednesday, March 28, 2007, and will be hosted by Stephen R. Roark, President of Jacobs Entertainment, Inc. and Ian M. Stewart, President of Pari-Mutuel Wagering Operations, along with other members of the JEI management team.

To participate in the JEI conference call on Wednesday, March 28, 2007 at 11:00 a.m. Eastern Time, please dial (800) 311-0799 and give confirmation code #5640976.  Please call 5-7 minutes before the call is to begin.

If you are unable to join the JEI conference call, you may access a replay of the call starting Wednesday, March 28, 2007 at 1:30 p.m. Eastern Time.  To access the replay, please dial (888) 203-1112 and reference the confirmation code #5640976.  The replay will run until midnight Eastern Time, Wednesday, April 4, 2007.

Based in Golden, CO, Jacobs Entertainment is the owner and operator of The Lodge Casino at Black Hawk and The Gilpin Casino, both located in Black Hawk, Colorado; The Gold Dust West Reno Casino in Reno, Nevada; The Gold Dust West-Carson City Casino in Carson City, Nevada; The Gold Dust West-Elko Casino in Elko, Nevada (the casino properties); Colonial Downs Racetrack in Virginia and nine related off-track wagering facilities located in Virginia; and 16 truck plaza video gaming facilities located in Louisiana with a share in the gaming revenues of an additional truck plaza located in Louisiana.

Our business and financial performance are subject to a number of risks and uncertainties that might adversely affect our operating results in the future in a material way, such as the intensity of competition, our ability to meet debt obligations, regulatory compliance, taxation levels, effects of national and regional economic and market conditions, labor and marketing costs, success of our diversification plan and the successful integration of our operations.

-more-

JACOBS ENTERTAINMENT, INC.
FINANCIAL HIGHLIGHTS
(dollars in thousands)

SELECTED
INCOME STATEMENT DATA

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues:
Casinos	$29,735	$28,522	$121,483	$115,607
Truck stops	15,104	16,608	61,177	44,590
Pari-mutuel	9,337	8,826	39,787	35,988
Food, beverage	6,082	5,139	24,199	20,391
Fuel	16,727	15,193	74,226	47,434
Convenience store, hotel & other	4,630	3,286	17,694	11,788
Promotional allowances	(6,231)	(5,971)	(26,271)	(23,835)
Net revenues	$75,384	$71,603	$312,295	$251,963

Total costs and expenses	$72,323	$62,853	$282,340	$232,764

EBITDA*	$6,619	$12,033	$34,326	$30,775

Abandonment costs	0	1,424	0	1,424
Pre-payment penalties, tender and consent costs	0	0	9,321	0
Costs associated with support of Ohio constitutional amendment	1,739	0	3,255	0
Adjusted EBITDA*	$8,358	$13,457	$46,902	$32,199

Net (loss) income	$(3,610)	$2,914	$(10,816)	$(3,879)

SELECTED
BALANCE SHEET DATA

	December 31,	December 31,
	2006	2005

Total assets	$337,561	$286,751
Total liabilities	$306,171	$218,024
Stockholders’ equity	$31,390	$68,727

*EBITDA represents earnings before interest, taxes, depreciation and amortization and is a non-GAAP financial measure that management believes is useful because it allows investors and management to evaluate and compare the Company’s operating results from continuing operations from period to period in a meaningful and consistent manner in addition to standard GAAP financial measures.  Adjusted EBITDA represents EBITDA plus expenses that we do not consider representative of our ongoing operations and that could result in comparison distortions. Management internally evaluates the performance of its properties using EBITDA and Adjusted EBITDA measures as do most analysts following the gaming industry.  EBITDA is also a component of certain financial covenants in the Company’s debt agreements.  This information should not be considered as an alternative to any measure of performance as promulgated under accounting principles generally accepted in the United States of America, such as net income, nor should it be considered as an indicator of our overall financial performance.  Our calculation of EBITDA and Adjusted EBITDA may be different from the calculation used by other companies and comparability may be limited.

EBITDA RECONCILIATION TO NET INCOME
(dollars in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2006	2005	2006	2005
Net (loss) income as reported above	$(3,610)	$2,914	$(10,816)	$(3,879)
Add:
Interest, net	6,774	5,836	31,553	22,655
Depreciation and amortization	3,558	3,283	13,692	11,576
Income tax expense	(103)	0	(103)	423
EBITDA	$6,619	$12,033	$34,326	$30,775
Abandonment Costs	0	1,424	0	1,424
Pre-payment penalties, tender and consent costs	0	0	9,321	0
Ohio gaming legislation costs	1,739	0	3,255	0
Adjusted EBITDA	$8,358	$13,457	$46,902	$32,199

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